EXHIBIT 99.1

Heelys, Inc. Reports 2010 Third Quarter Financial Results

DALLAS, Nov. 11, 2010 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the third quarter ended September 30, 2010.

Year-over-Year Quarterly Comparisons

Net sales for the third quarter of 2010 were $8.2 million compared to net sales of $10.7 million in the corresponding period a year ago. International and domestic sales were $6.9 million and $1.3 million, respectively, for the third quarter of 2010, compared with $8.2 and $2.5 for the third quarter of 2009. The drop in international sales for Q3 was the result of a decrease in sales to our German and French markets, where we sell direct to retailers. We believe the decrease is due to slower than anticipated spring and summer consumer sales with certain retailers in those markets. The drop in domestic sales was the result of a combination of lower sales to discount channels compared to prior year and what we believe to be retail customers' caution in taking inventory risk.

Gross profit was $3.3 million, or 39.7%, compared to gross profit of $3.7 million, or 34.1%, for the third quarter of 2009. International gross profit margin dropped to 40.0% in the third quarter of 2010, compared to a gross profit margin of 42.1% for the same period in 2009. This decrease was the result of a drop in the average sales price per pair caused by changes in mix of product sold directly to retailers versus pairs sold to third-party distributors. Domestic gross profit margin increased to 38.0% in the third quarter of 2010, compared to gross profit margin of 7.8% for the same period in 2009. The increase in domestic gross profit margin is a result of a higher average price per pair sold as a result of a decrease in sales to discount retailers and a decrease in material costs.

Selling, general and administrative expenses, excluding litigation settlements and related costs, were $3.5 million compared to $4.1 million in the third quarter of last year.  Litigation settlements and related costs were $258,000 for the third quarter of 2009.  Litigation settlements and related costs incurred during the third quarter of 2009 were related to the class action lawsuit (filed in August 2007), the shareholders' derivative lawsuit (filed in October 2007) and the individual lawsuit (filed in May 2008). These lawsuits were settled during the third and fourth quarters of 2009.

The Company reported a net loss of $69,000, or ($0.00) per fully diluted share, versus a net loss of $1.1 million, or ($0.04) per fully diluted share in the third quarter of 2009.

Sequential Quarterly Comparisons

Net sales for the third quarter of 2010 were $8.2 million compared to net sales of $8.8 million in the second quarter of 2010.  Gross profit was $3.3 million, or 39.7%, compared to $3.7 million, or 42.2%, for the second quarter of this year.  Selling, general and administrative expenses were $3.5 million compared to $3.8 million in the second quarter of 2010.  The Company reported a net loss of $69,000, or ($0.00) per fully diluted share, in the third quarter of 2010, versus net income of $473,000, or $0.02 per fully diluted share in the second quarter of this year.

Balance Sheet

As of September 30, 2010, the Company had combined cash and investments totaling $65.9 million compared with cash and investments of $66.5 million as of December 31, 2009.  The Company had inventory of $7.9 million as of September 30, 2010 compared with inventory of $6.0 million at December 31, 2009. The decrease in cash from year end was primarily the result of the investment in additional inventory during the third quarter to support Holiday 2010 sales.

Tom Hansen, chief executive officer of the Company, commented, "We continue to see reluctance among some domestic retailers to commit to significant inventory. At the same time, we've seen an increase in consumer interest in the brand and requests for information on where to buy, new styles and new products such as our two-wheeled HX2. We've also seen renewed interest among retailers that have not carried Heelys recently as well as positive sell thru with key retailers in small door programs with hopes of expanding in 2011 based on these results. We credit our PR program and social marketing for rekindling interest in the brand and we believe that as we launch holiday marketing efforts for both Heelys and Nano we'll see consumer interest and inquiries continue to grow.  We also continue to become more efficient in our operations reducing costs and refocusing spending on core categories like marketing and new product development that will drive brand awareness and sales."

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market.  The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct.  Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on independent manufacturers, Heelys may not be able to successfully introduce new product categories, and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$ 8,248	$ 10,751	$ 23,704	$ 32,402
Cost of sales	4,972	7,084	13,530	21,259
Gross profit	3,276	3,667	10,174	11,143

Selling, general and administrative expenses	3,461	4,105	11,463	13,647
Litigation settlements and related costs	--	258	--	4,087
Loss from operations	(185)	(696)	(1,289)	(6,591)

Other (income) expense, net	(266)	(239)	(956)	(724)
Income (loss) before income taxes	81	(457)	(333)	(5,867)

Income tax expense (benefit)	150	645	445	(1,865)

Net loss	$ (69)	$ (1,102)	$ (778)	$ (4,002)

Net loss per share:
Basic	$ (0.00)	$ (0.04)	$ (0.03)	$ (0.15)
Diluted	$ (0.00)	$ (0.04)	$ (0.03)	$ (0.15)

Weighted-average shares:
Basic	27,571	27,571	27,571	27,571
Diluted	27,571	27,571	27,571	27,571
HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	September 30,	December 31,
Assets	2010	2009

Current Assets:
Cash and cash equivalents	$ 32,686	$ 39,370
Investments	33,237	20,556
Accounts receivable, net of allowances	4,133	5,704
Inventories	7,959	6,038
Prepaid and other current assets	1,434	756
Income taxes receivable	--	3,106
Deferred income taxes	3,199	3,178
Total current assets	82,648	78,708

Investments	--	6,566
Property and Equipment, net of accumulated depreciation	716	856
Patents and Trademarks, net of accumulated amortization	378	343
Intangible Assets, net of accumulated amortization	782	1,071
Goodwill	1,611	1,696
Deferred income taxes	15	--

Total Assets	$ 86,150	$ 89,240

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,545	$ 1,634
Accrued expenses	2,242	2,789
Income taxes payable	561	2,108
Total current liabilities	4,348	6,531

Long Term Liabilities:
Income taxes payable	444	439
Deferred income taxes	186	72
Other long term liabilities	103	458

Total Liabilities	5,081	7,500

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	65,624	65,305
Retained earnings	15,754	16,532
Accumulated other comprehensive loss	(337)	(125)
Total stockholders' equity	81,069	81,740

Total Liabilities and Stockholders' Equity	$ 86,150	$ 89,240
CONTACT:  Heelys, Inc.
          Tom Hansen, Chief Executive Officer
          Craig Storey, Chief Financial Officer
          (214) 390-1831